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Baker Tilly US, LLP
2500 Dallas Parkway; Ste 300
Plano, TX 75093
United States of America

T: +1 (972) 748 0300
F: +1 (214) 452 1164

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K of HireQuest, Inc. of our report dated August 11, 2020, relating to the consolidated financial statements of Snelling Staffing, LLC and Subsidiaries.

Baker Tilly US, LLP

BAKER TILLY US, LLP
Plano, Texas
March 3, 2021